Exhibit (a)(1)(A)

PUT RIGHT NOTICE
TO HOLDERS OF
1.75% CONVERTIBLE SENIOR NOTES DUE 2028
ISSUED BY
KINROSS GOLD CORPORATION
CUSIP Numbers: 496902AB3 and 496902AD9

Reference is made to the Indenture, dated as of January 29, 2008 (the “Indenture”), between Kinross Gold Corporation, an Ontario Corporation (the “Company”), and Wells Fargo Bank, National Association, as Trustee (the “Trustee”). Notice is hereby given that, pursuant to Section 3.02 of the Indenture, at the option of each holder (“Holder”) of the Company’s 1.75% Convertible Senior Notes due 2028 (the “Notes”), the Company will repurchase such Holder’s Notes for 100% of the principal amount of the Notes, plus any accrued and unpaid interest thereon up to, but not including, the date of repurchase (the “Repurchase Price”), subject to the terms and conditions of the Indenture, the Notes and this Put Right Notice and related notice materials, as amended and supplemented from time to time (the “Put Right”). Holders may exercise the Put Right until 5:00 p.m., New York City time, on Friday, March 8, 2013 (the “Expiration Date”), which is the fifth Business Day immediately preceding March 15, 2013 (the “Repurchase Date”). Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through March 14, 2013, to Holders of record on March 1, 2013 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. Unless the Company defaults in making payment of the Repurchase Price, interest on the Notes repurchased will cease to accrue on and after the Repurchase Date. Notes as to which a Repurchase Notice (as defined below) has been given may be converted only if the Repurchase Notice is withdrawn in accordance with the terms of the Indenture and otherwise as provided in the Indenture. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

To exercise your option to have the Company purchase your Notes and receive the Repurchase Price, you must deliver the Notes through the transmittal procedures of the Depository Trust Company (“DTC”) prior to 5:00 p.m., New York City time, on the Expiration Date. Notes delivered through the transmittal procedures of DTC for purchase may be withdrawn at any time prior to 5:00 p.m., New York City time, on March 13, 2013, which is the second Business Day immediately prior to the Repurchase Date, by complying with the withdrawal procedures of DTC.

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form.

The Trustee and Paying Agent is
Wells Fargo Bank, National Association,
and for purposes of this Put Right Notice, the address is:

By Registered or Certified Mail:	By Regular Mail or Overnight Courier:	By Facsimile
WELLS FARGO BANK, N.A.	WELLS FARGO BANK, N.A.	(For Eligible Institutions Only):
Corporate Trust Operations	Corporate Trust Operations	Fax: (612) 667-6282
MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Attn. Bondholder Communications
In Person by Hand Only:		For Information or Confirmation by:
WELLS FARGO BANK, N.A.		Telephone: (800) 344-5128, Option 0
12th Floor – Northstar East Building Corporate Trust Operations		Attn. Bondholder Communications
608 Second Avenue South Minneapolis, MN 55479

Additional copies of this Put Right Notice may be obtained from the Paying Agent at its addresses set forth above.

Dated: February 7, 2013

No person has been authorized to give any information or to make any representation other than those contained in this Put Right Notice and, if given or made, such information or representation must not be relied upon as having been authorized. You should not assume that the information contained in this Put Right Notice is accurate as of any date other than the date on the front of this Put Right Notice. The Put Right Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Put Right Notice shall not under any circumstances create any implication that the information contained in this Put Right Notice is current as of any time subsequent to the date of such information. Neither the Company nor its board of directors or employees, as applicable, is making any representation or recommendation to any Holder as to whether or not to exercise the Put Right. You should consult your own financial and tax advisors and must make your own decision as to whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

i

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Right. To understand the Put Right fully and for a more complete description of the terms of the Put Right, we urge you to read carefully the remainder of this Put Right Notice because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary.

Who is offering to purchase my Notes?

Kinross Gold Corporation, an Ontario Corporation, is obligated, at your option, to purchase your 1.75% Convertible Senior Notes due 2028 (“Notes”) with respect to which you validly exercise the Put Right. (Pages 6-7)

Why is the Company offering to purchase my Notes?

The right of each holder (a “Holder”) of the Notes to sell and the obligation of the Company to purchase such Holder’s Notes pursuant to the Put Right is a term of the Notes and has been a right of Holders from the time the Notes were issued on January 29, 2008. We are required to repurchase the Notes of any Holder exercising the Put Right pursuant to the terms of the Notes and the Indenture. (Page 7)

What Notes is the Company obligated to purchase?

We are obligated to purchase all of the Notes surrendered, at the option of the Holder. As of February 6, 2013, there was $460,000,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture dated as of January 29, 2008 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee” or “Paying Agent”). (Page 7)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay a repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date (as hereinafter defined) (the “Repurchase Price”), with respect to any and all Notes validly surrendered for purchase and not withdrawn.  We will pay the Repurchase Price in cash.  (Page 7)

How much accrued and unpaid interest will the Company pay as part of the Repurchase Price?

None. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through March 14, 2013, to Holders of record on March 1, 2013 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on March 15, 2013 (the “Repurchase Date”). (Page 7)

How will the Company fund the purchase of the Notes?

We intend to use available cash to fund the purchase of the Notes. (Page 8)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Company’s common shares (“Common Shares”) and the market for similar securities. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Put Right. (Page 9)

Has the Company made any recommendation with respect to the Put Right?

Neither the Company nor its board of directors or employees, as applicable, has made any recommendation as to whether you should exercise the Put Right. You must make your own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised. (Page 7)

When does the Put Right expire?

The Put Right expires at 5:00 p.m., New York City time, on Friday, March 8, 2013 (the “Expiration Date”), which is the fifth Business Day immediately preceding the Repurchase Date. We will not extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. (Page 7)

What are the conditions to the purchase by the Company of the Notes?

The purchase by us of validly surrendered Notes is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. (Page 7)

How do I exercise the Put Right?

The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Right with respect to your Notes held through DTC in the following manner:

•                  If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Right and instruct such nominee to exercise the Put Right by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•                  If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Right by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to tender Notes pursuant to the Put Right and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Right set forth in this Put Right Notice. (Pages 11-12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

If I exercise the Put Right, when will I receive payment for my Notes?

We will forward to the Paying Agent, prior to 11:59 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. (Page 13)

Until what time can I withdraw my previous exercise of the Put Right?

You can withdraw your exercise of the Put Right with respect to any Notes at any time until 5:00 p.m., New York City time, on March 13, 2013 (the “Withdrawal Date”), which is the second Business Day immediately prior to the Repurchase Date. (Page 12)

How do I withdraw my previous exercise of the Put Right?

To withdraw your previous exercise of the Put Right with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Withdrawal Date. While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Right was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date. (Page 12)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

Do I need to do anything if I do not wish to exercise the Put Right?

No. If you do not exercise the Put Right before the expiration of the Put Right, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their existing terms. (Page 7)

If I choose to exercise the Put Right, do I have to exercise the Put Right with respect to all of my Notes?

No. You may exercise the Put Right with respect to all of your Notes or any portion of your Notes. If you wish to exercise the Put Right with respect to a portion of your Notes, you must exercise the Put Right with respect to Notes for a principal amount of $1,000 or an integral multiple thereof. (Page 10)

If I exercise the Put Right, will my receipt of cash for Notes with respect to which I exercised the Put Right be a taxable transaction for U.S. federal income tax purposes?

Yes. The receipt of cash for Notes pursuant to the Put Right will be a taxable transaction for U.S. federal income tax purposes. You should consult with your tax advisor regarding the tax consequences of exercising the Put Right in your particular circumstances. (Pages 14-18)

Who is the Paying Agent?

Wells Fargo Bank, National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Right. Its address and telephone number are set forth on the front cover page of this Put Right Notice.

Who can I talk to if I have questions about the Put Right?

Questions and requests for assistance in connection with the exercise of the Put Right may be directed to the Paying Agent at the address and telephone and facsimile numbers set forth on the cover of this Put Right Notice.

What are my rights to convert the Notes?

You have the right to convert your Notes in certain circumstances, though you do not have the right to convert your Notes as of the date hereof.  In the event that you convert your notes upon satisfaction of the applicable conditions, the Company will settle each $1,000 principal amount of Notes being converted into Common Shares by delivering Common Shares or, at its option, cash or a combination of cash and Common Shares, as follows:

(1)           Share Settlement.  If the Company elects to satisfy the entire conversion obligation in Common Shares, then it will deliver, on the third trading day following the conversion date, a number of Common Shares equal to the applicable conversion rate.

(2)           Cash Settlement.  If the Company elects to satisfy the entire conversion obligation in cash, then it will deliver, for each trading day in the applicable conversion measurement period, cash in an amount equal to the daily conversion value on the third trading day immediately following the last day of the applicable conversion measurement period.

(3)           Combined Settlement.  If the Company elects to satisfy a portion of the conversion obligation in cash (expressed either as a dollar amount or as a percentage of the daily conversion value, the “partial cash amount”) and a portion in Common Shares, then it will deliver, for each trading day in the applicable conversion measurement period, (a) such partial cash amount divided by 20 or, if expressed as a percentage of the conversion obligation, such partial cash amount will be calculated as a percentage of the daily conversion value (the “daily partial cash amount”), plus (b) a number of Common Shares equal to (A) the daily conversion value minus such daily partial cash amount divided by (B) the daily VWAP of the Common Shares for such day on the third trading day immediately following the last day of the applicable conversion measurement period.

The Company will deliver cash in lieu of any fractional Common Shares issuable in connection with payment of the Common Shares based upon the closing sale price of the Common Shares on the last day of the applicable conversion measurement period (or, in the case of share settlement only, on the conversion date).

The Company will initially elect to satisfy the entire conversion obligation in common shares as its default election.   If the Company does not notify you prior to the third trading day following the conversion date that it is electing to settle the conversion obligation in cash or in cash and Common Shares, it will satisfy its conversion obligation solely in Common Shares.  If the Company notifies you that it is electing to settle the conversion obligation in cash or in cash and Common Shares, you may revoke your conversion notice within three trading days following notice of the Company’s election.  The Company may change its default election at any time by (i) issuing a press release and posting such release on its website or otherwise publicly disclosing such information and (ii) providing written notice to the trustee.  If the Company changes its default election, then the provisions set forth in the second and third sentences of this paragraph shall apply as modified to account for the new default election.

The “daily conversion value” means, for each of the 20 consecutive trading days during the applicable conversion measurement period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the daily VWAP of the common shares (or the consideration into which the Common Shares has been converted in connection with certain corporation transactions) on such day.

The “daily VWAP” for the Common Shares means, for each of the 20 consecutive trading days during the conversion measurement period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service ) page KGC <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company).

The “applicable conversion measurement period” means (i) for Notes that are converted on or after the 23rd scheduled trading day prior to the maturity date of the Notes, the 20 consecutive trading-day period beginning on the third trading day following the 23rd scheduled trading day prior to the maturity date and (ii) in all other cases, the 20 consecutive trading-day period commencing on the third trading day following the conversion date.

The “applicable conversion rate,” as of any trading day, means the conversion rate in effect on that date, after giving effect to any applicable adjustment provided for under the Indenture. (Pages 8-9)

What is the Conversion Price of the Notes?

The “Conversion Price” of the Notes is defined in the Indenture as $1,000 divided by the current conversion rate for the Notes, which is 36.1803 Common Shares per $1,000 principal amount of Notes converted. As a result, the Conversion Price of the Notes is currently $27.64. Generally, if you exercise the conversion right and the market price of the Common Shares is less than the Conversion Price during the relevant observation period, the value of the consideration that you receive in exchange for your Notes will be less than the aggregate principal amount of the Notes. The Common Shares of the Company into which the Notes are convertible is listed on the New York Stock Exchange (“NYSE”) under the symbol “KGC.” On February 6, 2013, the closing price of the Common Shares on the NYSE was $8.24 per share. (Pages 8)

Can the Company redeem the Notes?

On or after March 20, 2013, the Company may, at its option, redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ prior notice. You may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is two Business Days prior to the redemption date. (Page 9)

IMPORTANT INFORMATION CONCERNING THE PUT RIGHT

1.     Information Concerning the Company. The Company is obligated to purchase the Notes upon the exercise of the Put Right.

Kinross Gold Corporation (“Kinross” and the “Company”) is the seventh largest gold producer in the world based on 2011 production volumes.  Our market capitalization was approximately $11.6 billion as at September 30, 2012.  Based in Toronto, Ontario, Kinross was formed in 1993 from three predecessor mining companies, and now owns or has a joint venture interest in 9 operating mines and five development projects in Brazil, Chile, Ecuador, Russia, West Africa and the United States.  We currently employ approximately 8,000 people.  The Company has approximately 62.6 million ounces of gold, 84.9 million ounces of silver and 1.4 billion pounds of copper in proven and probable mineral reserves based on our 2011 mineral reserve and resource statement, which we refer to in our Form 40-F for the year ended December 31, 2011.

For the nine months ended September 30, 2012, we had revenues of $1,109.7 million and adjusted net earnings attributed to common shareholders of $250.4 million, with attributable gold-equivalent production of 672,173 ounces.

For the year ended December 31, 2011, we had revenues of $3.9 billion and a net loss attributed to common shareholders of $2.1 billion, with attributable gold-equivalent production of 2.6 million ounces.  The net loss attributable to common shareholders of $2.1 billion included the impact of a $2.9 billion non-cash goodwill impairment charge related to Tasiast and Chirano.  Our principal product is gold, produced in the form of doré that we send to refineries for final processing.  As a by-product, we also produce limited amounts of silver (primarily from our La Coipa mine in Chile and our Kupol mine in Russia), which is converted into gold equivalents for reporting purposes based on relative market prices.

The following table sets out our primary mining operations, along with our percentage ownership and attributable share of production and sales volume for the year ended December 31, 2011:

		Gold Equivalent Ounces (Kinross Share) (Year Ended
	% Ownership	December 31, 2011)
Operation	(as of December 31, 2011)	Produced	Sold
Fort Knox, Alaska, USA	100	289,794	287,519
Round Mountain, Nevada, USA	50	187,444	185,385
Kettle River-Buckhorn, USA	100	175,292	178,269
Kupol, Russia (100%)	100	653,063	655,325
Paracatu, Brazil	100	453,396	449,605
Crixás, Brazil	50	66,583	63,757
La Coipa, Chile	100	178,287	191,032
Maricunga, Chile	100	236,249	230,828
Tasiast, Mauritania	100	200,619	196,961
Chirano, Ghana (100%)	90	261,846	262,677
Operations Total		2,702,573	2,701,358
Less Kupol non-controlling interest (25% up to April 27, 2011, nil% thereafter)(1)		(66,015)	(63,802)
Less Chirano non-controlling interest (10%)(2)		(26,185)	(26,269)
Attributable		2,610,373	2,611,287

(1)                     As of April 27, 2011, Kinross owns 100% of the Kupol operation.  As such, the results up to April 27, 2011 reflect 75% and results thereafter reflect 100%.

(2)                     The Government of Ghana has a 10% carried interest in Chirano.

The principal executive offices of the Company are c/o Kinross Gold Corporation, 25 York Street, 17th Floor, Toronto, Ontario, Canada M5J 2V5, (416) 365-5123.

2.     Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on March 15, 2028.

2.1  Interest. The Notes bear interest at a rate of 1.75% per year. Interest is payable semiannually in arrears on March 15 and September 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date. Interest will be paid to Holders of record at the close of business on March 1 or September 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the Notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in making the payment on Notes for which the Put Right has been exercised, interest on the Notes in respect of which the Put Right has been exercised and not withdrawn will cease to accrue on the Repurchase Date.

2.2  The Company’s Obligation to Purchase the Notes. Pursuant to the terms of the Notes and the Indenture, on March 15, 2013, which is the Repurchase Date for the Put Right, the Company is obligated to purchase all Notes for which the Put Right has been exercised and not withdrawn by the Holders. This Put Right will expire at 5:00 p.m., New York City time, on Friday, March 8, 2013, the Expiration Date, which is the fifth Business Day immediately preceding the Repurchase Date. The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Right do so by 5:00 p.m., New York City time, on the Expiration Date, and we do not expect to extend the period Holders have to exercise the Put Right unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date. The purchase by the Company of Notes for which the Put Right is validly exercised is not subject to any condition other than such purchase being lawful and satisfaction of the procedural requirements described in this Put Right Notice. You may only exercise the Put Right with respect to Notes in principal amounts equal to $1,000 or integral multiples thereof.

If you do not exercise the Put Right before the Expiration Date, we will not purchase your Notes on the Repurchase Date and such Notes will remain outstanding subject to their outstanding terms. If any Notes remain outstanding following the expiration of the Put Right, and if the Notes are not otherwise redeemed or converted after such date, the Company will become obligated to purchase the Notes, at the option of the Holders, in whole or in part, on March 15, 2018 and March 15, 2023 at a purchase price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest thereon to, but excluding, the purchase date thereof, subject to the terms and conditions specified in the Indenture and the Notes. In addition, if we undergo a Fundamental Change (as defined in the Indenture), Holders will have the option to require us to purchase all or any portion of their Notes in accordance with the terms set forth in the Indenture.

2.3  Repurchase Price. The repurchase price to be paid by the Company for the Notes on the Repurchase Date is the Repurchase Price, which is equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the Repurchase Date. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2013. Accordingly, the Company will pay accrued and unpaid interest on the Notes through March 14, 2013 to Holders of record on March 1, 2013 of all Notes regardless of whether the Put Right is exercised with respect to such Notes. As a result, there will be no accrued and unpaid interest on the Notes on the Repurchase Date. The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for purchase and not withdrawn prior to 5:00 p.m., New York City time, on March 13, 2013.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Company’s common shares (“Common Shares”). Thus, the Repurchase Price may be significantly greater or less than the market price of the Notes on the Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, and the Common Shares before making a decision whether to exercise the Put Right.

Neither the Company nor its board of directors or employees is making any recommendation to Holders as to whether to exercise the Put Right or refrain from exercising the Put Right. Each Holder must make such Holder’s own decision whether to exercise the Put Right with respect to such Holder’s Notes and, if so, the principal amount of Notes for which the Put Right should be exercised.

2.4  Source of Funds. In the event the Put Right is exercised for any Notes, we intend to use available cash to pay the Repurchase Price for the Notes.

2.5  Conversion Rights of the Notes. Holders have the right to convert their Notes, in certain circumstances, for consideration with a value per $1,000 principal amount of Notes converted equal to the value of 36.1803 Common Shares over a 20 trading day observation period. Holders may only exercise the conversion right upon the occurrence of certain events, including, among other things, if the Company has called the Notes for redemption.  Holders do not have the right to convert the Notes as of the date hereof.

The Company will settle each $1,000 principal amount of Notes being converted into Common Shares by delivering common shares or, at its option, cash or a combination of cash and common shares, as follows:

(1)           Share Settlement.  If the Company elects to satisfy the entire conversion obligation in Common Shares, then it will deliver, on the third trading day following the conversion date, a number of Common Shares equal to the applicable conversion rate.

(2)           Cash Settlement.  If the Company elects to satisfy the entire conversion obligation in cash, then it will deliver, for each trading day in the applicable conversion measurement period, cash in an amount equal to the daily conversion value on the third trading day immediately following the last day of the applicable conversion measurement period.

(3)           Combined Settlement.  If the Company elects to satisfy a portion of the conversion obligation in cash (expressed either as a dollar amount or as a percentage of the daily conversion value, the “partial cash amount”) and a portion in Common Shares, then it will deliver, for each trading day in the applicable conversion measurement period, (a) such partial cash amount divided by 20 or, if expressed as a percentage of the conversion obligation, such partial cash amount will be calculated as a percentage of the daily conversion value (the “daily partial cash amount”), plus (b) a number of Common Shares equal to (A) the daily conversion value minus such daily partial cash amount divided by (B) the daily VWAP of the Common Shares for such day on the third trading day immediately following the last day of the applicable conversion measurement period.

The Company will deliver cash in lieu of any fractional Common Shares issuable in connection with payment of the Common Shares based upon the closing sale price of the Common Shares on the last day of the applicable conversion measurement period (or, in the case of share settlement only, on the conversion date).

The Company will initially elect to satisfy the entire conversion obligation in Common Shares as its default election.   If the Company does not notify you prior to the third trading day following the conversion date that it is electing to settle the conversion obligation in cash or in cash and Common Shares, it will satisfy its conversion obligation solely in Common Shares.  If the Company notifies you that it is electing to settle the conversion obligation in cash or in cash and Common Shares, you may revoke your conversion notice within three trading days following notice of the Company’s election.  The Company may change its default election at any time by (i) issuing a press release and posting such release on its website or otherwise publicly disclosing such information and (ii) providing written notice to the trustee.  If the Company changes its default election, then the provisions set forth in the second and third sentences of this paragraph shall apply as modified to account for the new default election.

The “daily conversion value” means, for each of the 20 consecutive trading days during the applicable conversion measurement period, one-twentieth (1/20) of the product of (1) the applicable conversion rate and (2) the daily VWAP of the common shares (or the consideration into which the Common Shares has been converted in connection with certain corporation transactions) on such day.

The “daily VWAP” for the Common Shares means, for each of the 20 consecutive trading days during the conversion measurement period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service ) page KGC <equity> AQR in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such trading day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by the Company).

The “applicable conversion measurement period” means (i) for Notes that are converted on or after the 23rd scheduled trading day prior to the maturity date of the Notes, the 20 consecutive trading-day period beginning on the third trading day following the 23rd scheduled trading day prior to the maturity date and (ii) in all other cases, the 20 consecutive trading-day period commencing on the third trading day following the conversion date.

The “applicable conversion rate,” as of any trading day, means the conversion rate in effect on that date, after giving effect to any applicable adjustment provided for under the Indenture.

2.6  Market for the Notes and the Company’s Common Shares. There is no established reporting system or trading market for trading in the Notes. However, we believe the Notes currently are traded over the counter. We believe that there is no practical way to accurately determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Company’s operating results, the market price and implied volatility of the Common Shares and the market for similar securities. As of February 6, 2013, there was $460,000,000 aggregate principal amount of the Notes outstanding.

As described above in Section 2.5, Holders have the right to convert their Notes, in certain circumstances, for consideration with a value based on the value of the Common Shares over a 20 trading day observation period. The Common Shares are listed on the NYSE under the symbol “KGC.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Common Shares as reported on the NYSE:

	High	Low
Fiscal Year 2013
First Quarter (through February 6, 2013)	$9.99	$8.08
Fiscal Year 2012
Fourth Quarter	$11.20	$8.98
Third Quarter	$10.56	$7.47
Second Quarter	$10.12	$7.11
First Quarter	$13.11	$9.51
Fiscal Year 2011
Fourth Quarter	$15.08	$10.80
Third Quarter	$18.25	$14.21
Second Quarter	$16.74	$13.84
First Quarter	$19.26	$14.27

On February 6, 2013, the closing price of the Common Shares on the NYSE was $8.24 per share. As of February 6, 2013, there were approximately 1,140,265,657 Common Shares outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Common Shares before making any decision to exercise the Put Right.

2.7  Redemption. On or after March 20, 2013, the Company may at its option redeem all or part of the Notes for cash at a price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest, on at least 30 days’ and no more than 60 days’ notice. Holders may convert Notes or portions of Notes called for redemption even if the Notes are not otherwise convertible at that time, until the close of business on the day that is two Business Days prior to the redemption date.

2.8  Ranking. The Notes are senior unsecured obligations of the Company and rank equally in right of payment with all of the Company’s existing and future senior unsecured indebtedness, and are effectively subordinated in right of payment to the Company’s secured indebtedness and to all liabilities and preferred equity of the Company’s subsidiaries.

3.     Procedures to be Followed by Holders Electing to Exercise the Put Right. Holders will not be entitled to receive the Repurchase Price for their Notes unless they exercise the Put Right by surrendering their Notes through the transmittal procedures of DTC on or before 5:00 p.m., New York City time, on the Expiration Date and do not withdraw the Notes prior to 5:00 p.m., New York City time, on the Withdrawal Date. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in a principal amount of $1,000 or an integral multiple thereof. If Holders do not validly surrender their Notes on or before 5:00 p.m., New York City time, on the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1  Method of Delivery. The Trustee has informed the Company that, as of the date of this Put Right Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for purchase hereunder must be delivered through DTC’s ATOP system. Valid delivery of Notes via ATOP will constitute a Repurchase Notice (as defined in the Indenture) satisfying Holders’ notice requirements under the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT RIGHT BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2  Agreement to be Bound by the Terms of the Put Right. By exercising the Put Right with respect to any portion of your Notes by surrendering such Notes through the transmittal procedures of DTC, you acknowledge and agree as follows:

•                  such Notes shall be purchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Put Right Notice;

•                  you agree to all of the terms of this Put Right Notice;

•                  you have received this Put Right Notice and the Company has provided any notice required pursuant to the Indenture;

•                  upon the terms and subject to the conditions set forth in this Put Right Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, you (i) irrevocably sell, assign and transfer to the Company all right, title and interest in and to all the Notes surrendered, (ii) release and discharge the Company and its directors, officers, employees and affiliates from any and all claims you may now have, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that you are entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes (other than claims with respect to federal securities laws) and (iii) irrevocably constitute and appoint the Paying Agent as your true and lawful agent and attorney-in-fact with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are purchased by the Company), all in accordance with the terms set forth in this Put Right Notice;

•                  you represent and warrant that you (i) own the Notes surrendered and are entitled to surrender such Notes and (ii) have full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for purchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•                  you agree, upon request from the Company, to execute and deliver any additional transfer documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•                  you understand that all Notes properly surrendered for purchase prior to 5:00 p.m., New York City time, on March 8, 2013, and not withdrawn prior to 5:00 p.m., New York City time, on March 13, 2013 will be purchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes, the Put Right Notice and related notice materials, as amended and supplemented from time to time;

•                  surrendered Notes may be withdrawn by complying with the withdrawal procedures of DTC at any time prior to 5:00 p.m., New York City time, on March 13, 2013; and

•                  all authority conferred or agreed to be conferred pursuant to your exercise of the Put Right hereby shall survive your death or incapacity and every obligation of yours shall be binding upon your heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.

3.3  Exercise of Put Right; Delivery of Notes

Notes Held Through a Custodian. If you wish to exercise the Put Right with respect to any of your Notes and your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity. The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Right with respect to any of your Notes, you must:

•                  deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes on or prior to 5:00 p.m., New York City time, on the Expiration Date; and

•                  electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, on or prior to 5:00 p.m., New York City time, on the Expiration Date.

In exercising the Put Right through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Right, including those set forth above under 3.2, “Agreement to be Bound by the Terms of the Put Right.”

Notes Held in Certificated Non-Global Form. While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Right with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to which the Put

Right was exercised, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.

All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution. If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 5:00 p.m., New York City time, on the Expiration Date.

4.     Right of Withdrawal. You may withdraw your previous exercise of the Put Right with respect to any Notes at any time prior to 5:00 p.m., New York City time, on March 13, 2013 (the “Withdrawal Date”), which is the second Business Day immediately prior to the Repurchase Date.

Except as described below with respect to Notes, if any, for which physical certificates are issued to a Holder other than DTC or its nominee, in order to withdraw your previous exercise of the Put Right, you must comply with the withdrawal procedures of DTC prior to 5:00 p.m., New York City time, on the Withdrawal Date. This means you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 5:00 p.m., New York City time, on the Withdrawal Date.

In the event that, after the date hereof, physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any previously surrendered Notes evidenced by physical certificates must, instead of complying with the DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 3.02 of the Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 5:00 p.m., New York City time, on the Withdrawal Date.

In addition, pursuant to Rule 13e-4(f)(2)(ii) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Holders are advised that if they timely surrendered Notes for purchase under the Put Right, they are also permitted to withdraw such Notes after midnight, New York City time, on Monday, April 8, 2013, in the event that we have not yet accepted the Notes for payment as of that time. Pursuant to the Indenture, we are required to forward to the Paying Agent, prior to 11:59 a.m., New York City time, on the Repurchase Date the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn.

You may exercise the Put Right with respect to Notes previously withdrawn from the Put Right by following the procedures described in Section 3 above.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You bear the risk of untimely withdrawal of your Notes. You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures before 5:00 p.m., New York City time, on the Withdrawal Date.

5.     Payment for Surrendered Notes. We will promptly forward to the Paying Agent, prior to 11:59 a.m., New York City time, on the Repurchase Date, the appropriate amount of cash required to pay the Repurchase Price for all Notes with respect to which the Put Right has been exercised and not withdrawn, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes. DTC will thereafter distribute the cash to its participants in accordance with its procedures. To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you. In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Right is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of the Repurchase Date and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to purchase all of the Notes is $460,000,000.

6.     Notes Acquired. Any Notes purchased by us pursuant to the Put Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.     Plans or Proposals of the Company.  Except as described below, neither the Company nor the directors or executive officers of the Company currently has any plans, proposals or negotiations that would be material to a Holder’s decision to exercise the Put Right, which relate to or which would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•                  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•                  any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•                  any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;

•                  any other material change in the corporate structure or business of the Company;

•                  any class of equity securities of the Company to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•                  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•                  the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•                  the acquisition by any person of additional securities of the Company or the disposition of securities of the Company; or

•                  any changes in the charter, bylaws or other governing instruments of the Company or other actions that could impede the acquisition of control of the Company.

The board of directors of the Company declared a semiannual cash dividend of $0.08 per Common Share that was paid on September 28, 2012 to shareholders of record at the close of business on September 21, 2012, which represents an identical amount to the cash dividend of $0.08 per Common Share that was paid on March 31, 2012 to shareholders of record at the close of business on March 23, 2012.

8.     Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•                  none of the executive officers or directors of the Company or any associate of such executive officers or directors owns any Notes; and

•                  during the 60 days preceding the date of this Put Right Notice, none of the executive officers or directors of the Company has engaged in any transactions in the Notes.

The Company will not purchase any Notes from its affiliates or the executive officers or directors of the Company.

Neither the Company nor any of its associates or majority-owned subsidiaries owns any Notes. During the 60 days preceding the date of this Put Right Notice, neither the Company nor any of its subsidiaries has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Company and their addresses is attached to this Put Right Notice as Annex C.

9.     Agreements Involving the Company’s Securities. The Company has entered into the following agreements relating to the Notes:

•                  the Indenture; and

•                  the Registration Rights Agreement, dated January 29, 2008, among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and UBS Securities LLC, as representatives of the initial purchasers referenced therein.

There are no agreements between the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes. The Company is not aware of any agreements between any directors or executive officers of the Company and any other person with respect to any other securities issued by the Company that are material to the Put Right or the Notes.

10.  Certain United States Federal Income Tax Considerations.

The following is a summary of certain material United States federal income tax considerations relating to the exercise of the Put Right.  It applies to you only if you hold your Notes as capital assets for tax purposes.  This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•                  a dealer in securities,

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•                  a bank,

•                  a life insurance company,

•                  a tax-exempt organization,

•                  a person liable for alternative minimum tax,

•                  a person that holds the Notes as part of a hedge or that are hedged against interest rate risks,

•                  a person that holds the Notes as part of a straddle or conversion transaction for tax purposes,

•                  a person that holds or disposes of the Notes as part of a wash sale for tax purposes, or

•                  a U.S. Holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect.  These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership.  A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Please consult your own tax advisor concerning the consequences of exercising the Put Right in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. HOLDERS

This subsection describes the tax consequences to a U.S. Holder.  You are a U.S. Holder if you are a beneficial owner of a Note and you are:

•                  a citizen or resident of the United States (including an individual issued an alien registration card, Form I-551, otherwise known as a “green card”),

•                  a domestic corporation,

•                  an estate whose income is subject to United States federal income tax regardless of its source, or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a U.S. Holder, this subsection does not apply to you and you should refer to “Non-U.S. Holders” below.

Exercise of the Put Right. Upon exercise of the Put Right, subject to the discussion of market discount below, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash proceeds received on the exercise, and (ii) such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal its cost, increased by any accrued market discount if the U.S. Holder has elected to include such market discount as it accrued (as described below), and reduced (but not below zero) by amortizable bond premium (generally, the excess, if any, of the tax basis of the Note to a U.S. Holder immediately after its acquisition over the principal amount of the Note payable at maturity) allowed as an offset against interest income with respect to the Note. Except to the extent it is subject to the market discount rules discussed below, any gain or loss recognized will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, the Note has been held for more than one year. The maximum tax rate on long-term capital gains to non-corporate U.S. Holders is generally 20%. The deductibility of capital losses is subject to limitations.

In the case of a U.S. Holder that acquired a Note at a market discount (subject to a de minimis exception), any gain recognized upon the exercise of the Put Right will be treated as ordinary income to the extent of the market discount that accrued during the period the U.S. Holder held the Note, unless the U.S. Holder had previously elected to include the accrued market discount in the U.S. Holder’s income on a current basis.  Market discount generally equals the excess of the face amount of a Note over a U.S. Holder’s tax basis in the Note immediately after its acquisition (other than at original issuance). Market discount will be considered to accrue ratably, unless the U.S. Holder elects to accrue market discount on a constant yield basis. Once made, such an election may be revoked only with the consent of the Internal Revenue Service (“IRS”). Gain in excess of accrued market discount will be subject to the capital gains rules described above.

Generally, any gain or loss recognized by a United States holder on a sale of Notes will be treated as income from or loss allocable to sources within the United States for U.S. foreign tax credit limitation purposes.

Medicare Tax.  For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. Holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances).  A holder’s net investment income will generally include its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities).  If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains relating to the exercise of the Put Right.

NON-U.S. HOLDERS

This subsection describes the tax consequences to a Non-U.S. Holder.  You are a Non-U.S. Holder if you are a beneficial owner of a Note and you are, for U.S. federal income tax purposes:

•                  a nonresident alien individual,

•                  a foreign corporation, or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a Note.

If you are a U.S. Holder, this subsection does not apply to you.

Exercise of the Put Right. Subject to the discussion of backup withholding below, any gain realized by a Non-U.S. Holder on the exercise of the Put Right generally will not be subject to U.S. federal income tax, unless:

•                  the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, or

•                  in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the U.S. federal estate tax, the Notes will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

INFORMATION REPORTING AND BACKUP WITHHOLDING

In the case of a noncorporate U.S. Holder, information reporting requirements generally would apply to the payment of the proceeds from the exercise of the Put Right. In addition, backup withholding would apply to such payments to a noncorporate U.S. Holder that:

•                  fails to provide an accurate taxpayer identification number and the certification that it is not subject to backup withholding by completing the IRS Form W-9 (which is included as Exhibit (a)(1)(B) to the Schedule TO of the Company described on page 18 below) or a valid alternative form, or

•                  is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax returns.

A Non-U.S. Holder is generally exempt from backup withholding and information reporting requirements with respect to the payment of the proceeds from the exercise of the Put Right to or through a United States office of a broker, as long as the income associated with such payment is otherwise exempt from U.S. federal income tax, and:

•                  the payor or broker does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person and the Non-U.S. Holder has furnished to the payor or broker:

•                  an IRS Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that it is a non-U.S. person, or

•                  other documentation upon which it may rely to treat the payments as made to a non-U.S. person in accordance with U.S. Treasury regulations, or

•                  the Non-U.S. Holder otherwise establishes an exemption.

Payment of the proceeds from the exercise of the Put Right to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding, but would be subject to information reporting and backup withholding if:

•                  the proceeds are transferred to an account maintained by the holder in the United States,

•                  the payment of proceeds or the confirmation of the exercise is mailed to the holder at a United States address, or

•                  the exercise has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the exercise of the Put Right to or through a foreign office of a broker would be subject to information reporting if the broker is:

•                  a United States person,

•                  a controlled foreign corporation for United States tax purposes,

•                  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•                  a foreign partnership, if at any time during its tax year:

•                  one or more of its partners are “United States persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•                  such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above are met or the holder otherwise establishes an exemption.  Backup withholding would apply if the payment of the proceeds from the exercise of the Put Right is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

11.  Additional Information.  An Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”), including the exhibits thereto, filed with the Securities and Exchange Commission (the “SEC”), provides certain additional information relating to the Put Right Notice, and may be inspected and copied at the prescribed rates at the SEC’s public reference facilities at its Headquarters Office, 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of the Schedule TO and the exhibits may also be obtained by mail at the prescribed rates from the Public Reference Branch of the SEC at 100 F Street, N.E., Washington, DC 20549.

12.  No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Put Right.

13.  Definitions. All capitalized terms used but not specifically defined in this Put Right Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.  Conflicts. In the event of any conflict between this Put Right Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

Neither the Company nor its board of directors or employees, as applicable, is making any recommendation to any Holder as to whether to exercise the Put Right or refrain from exercising the Put Right pursuant to this Put Right Notice. Each Holder must make such Holder’s own decision whether to exercise the Put Right and, if so, the principal amount of Notes for which the Put Right should be exercised.

ANNEX A
FORM OF REPURCHASE NOTICE

TO:                           KINROSS GOLD CORPORATION

The undersigned hereby requests and instructs Kinross Gold Corporation (the “Issuer”) to repay the entire principal amount of this Security, or a portion hereof (which is $1,000 principal amount or an integral multiple thereof) below designated, on March 15, 2013, in accordance with the terms of the Security and of the provisions of the Indenture, dated as of January 29, 2008, between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Indenture”), at the Repurchase Price, to the registered Holder hereof. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder of the Security designated below must correspond with the name as written upon the face of such Security in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number of Security (if applicable):

Principal amount to be repurchased (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

A-1

ANNEX B
FORM OF WITHDRAWAL NOTICE

TO:                           KINROSS GOLD CORPORATION
WELLS FARGO BANK, NATIONAL ASSOCIATION

The undersigned registered Holder of the Security designated below hereby withdraws its election to require Kinross Gold Corporation (the “Issuer”) to repurchase such Security, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, in accordance with the terms of the Security and the provisions of the Indenture, dated as of January 29, 2008, between the Issuer and Wells Fargo Bank, National Association, as Trustee (the “Indenture”). Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

NOTICE: The signature below of the Holder must correspond with the name as written upon the face of the Security in every particular without alteration or enlargement or any change whatsoever.

Name of Holder:

Certificate Number of Security (if applicable):

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Principal amount that remains subject to the Repurchase Notice (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

B-1

ANNEX C
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS
OF THE COMPANY

The following tables set forth the names of each member of the Company’s board of directors and each of the Company’s executive officers:

Directors

Name	Title
John E. Oliver	Chairman
J. Paul Rollinson	Director and Chief Executive Officer
John A. Brough	Director
John K. Carrington	Director
John M.H. Huxley	Director
Kenneth Irving	Director
John A. Keyes	Director
Catherine McLeod-Seltzer	Director
Terence C.W. Reid	Director

Executive Officers who are not Directors

Name	Title
Brant E. Hinze	President and Chief Operating Officer
Tony S. Giardini	Executive Vice-President and Chief Financial Officer
James Crossland	Executive Vice-President, Corporate Affairs
Geoffrey P. Gold	Executive Vice-President, Corporate Development, and Chief Legal Officer
Lisa J. Colnett	Senior Vice-President, Human Resources and Corporate Services

The business address of each person set forth above is c/o Kinross Gold Corporation, 25 York Street, 17th Floor, Toronto, Ontario, Canada M5J 2V5, and the telephone number there is (416) 365-5123.

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